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                                                                    Exhibit 99.1


                                                     INVESTOR RELATIONS CONTACTS

                                                       Christine Kubart-Cannella

                                                  Investor Relations Coordinator
                                                                  (954) 760-6577

                                                                    Pamela Beall

                                                    Vice President and Treasurer
                                                                  (954) 760-6562

FOR IMMEDIATE RELEASE

NATIONSRENT RAISES $225 MILLION OF NEW CAPITAL

INCREASE TO SENIOR CREDIT FACILITIES OVERSUBSCRIBED

SECOND QUARTER RESULTS EXPECTED IN-LINE WITH ANALYST ESTIMATES

Fort Lauderdale, Florida - August 2, 2000 - NationsRent, Inc. (NYSE: NRI) today announced that it has raised $225 million of new capital to fund its growth. NationsRent said that it has entered into an agreement to sell $100 million of series B perpetual convertible preferred stock to a group of investors including: $20 million to Investcorp, $40 million to DB Capital Partners, an affiliate of Deutsche Bank, and $40 million to J.P. Morgan Capital Corporation. The shares are convertible into NationsRent common stock at $4.50 per share and do not pay a dividend. The Company also announced that it has increased its senior credit facilities by $125 million, $25 million more than the $100 million it initially sought, to $925 million.

James L. Kirk, Chairman and Chief Executive Officer of NationsRent said, "This new capital reduces our leverage and gives us the financial flexibility to pursue our internal growth initiatives for the next several years. We are very pleased to have Investcorp, Deutsche Bank and J.P. Morgan's investment which is a clear endorsement of our leading national brand and focused operating strategy."

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$100 MILLION PREFERRED STOCK

The $100 million of series B perpetual convertible preferred stock is convertible into approximately 22.2 million shares of NationsRent common stock at $4.50 per share. $52 million of the $100 million series B offering closed today. The remaining $48 million will be funded upon shareholder approval, at a special meeting to be held in the next 45 days. Upon completion of the transaction, shares of the series B preferred stock will represent approximately 19 percent, on a fully diluted basis, of NationsRent common stock outstanding upon conversion. NationsRent management and the Huizenga family will continue to own approximately 26 percent, on a fully diluted basis, of NationsRent common stock.

Christopher J. O'Brien, a member of Investcorp's Management Committee and director of NationsRent said, "Investcorp is delighted to continue its support of NationsRent and the Company's management team. The Company's impressive growth through initiatives like the Lowe's program validates management's investment in the NationsRent brand and represents an exciting opportunity for the Company."

In connection with the private equity transaction, Robert G. Sharp, Managing Director, DB Capital Partners and Simon C. Moore, Vice President, J.P. Morgan Capital Corporation are expected to join the NationsRent Board of Directors. Representing Investcorp on the NationsRent Board of Directors are Christopher J. O'Brien, and Sean P. Madden who is expected to replace Charles J. Philippin. With the additional directors, the Board will consist of 10 members.

Robert G. Sharp of DB Capital Partners said, "We are very excited to become partners with such a solid management team, and provide growth capital that accelerates NationsRent's leadership position."

Simon C. Moore of J.P. Morgan said, "J.P. Morgan is extremely pleased to become a significant financial partner of one of North America's leading high growth industrial services companies. We feel that the combination of strong market fundamentals and industry leading business model, based upon superior service and the Company's high quality management team, is compelling and that it will generate significant value for customers and shareholders alike."

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SENIOR CREDIT FACILITIES OVERSUBSCRIBED

NationsRent said that it has increased its senior credit facilities by $125 million, $25 million more than initially sought, to $925 million. The credit facilities consist of a $525 million revolver that matures in July 2004 and a $400 million term loan that matures in July 2006.

ANTICIPATED SECOND QUARTER RESULTS

Separately, the Company said its second quarter results, which will be announced on August 8, will be in line with the current consensus of analysts' estimates of net income (on a fully diluted basis) of $0.07 per share for the second quarter.

COMPANY PROFILE

Headquartered in Fort Lauderdale, Florida, NationsRent is one of the country's leading construction equipment rental companies and operates nearly 200 locations in 27 states. NationsRent offers a broad range of high-quality construction equipment at its locations that are conveniently located in highly visible areas with a consistent retail look and feel offering superior customer service at affordable prices.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current plans and expectations of the Company and involve risks and uncertainties that could cause actual future activities and results to be materially different from those set forth in these forward-looking statements. Important factors that could cause actual results to differ include, among others, risks associated with (i) the difficulty of integrating acquired companies which could affect the Company's ability to derive synergies and achieve growth, (ii) the availability of additional capital on terms acceptable to the Company which could affect the Company's ability to execute its growth and operating strategies, (iii) rising interest rates which could affect the Company's ability to operate within the limitations imposed by financing arrangements, (iv) a downturn in the economy in general, or construction spending in particular, which could decrease demand for the Company's equipment and drive down rental rates, (v) undiscovered liabilities of businesses acquired, (vi) the ability to open new locations, including through a roll-out with Lowe's, on favorable terms, (vii) competition and seasonality in the equipment rental industry, and (viii) other risks and uncertainties described in the Company's filings with the Securities and Exchange Commission. The Company expressly disclaims any intent or obligation to update these forward-looking statements.


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